EXHIBIT 99
Restaurant Brands International Inc. Reports First Quarter 2026 Results
Consolidated system-wide sales grow 6.2% year-over-year, including 11.1% in International
Comparable sales accelerated to 3.2%, including 5.8% at BK US and 5.7% at International
Resumed share repurchases in March and continue to expect to repurchase $500 million in 2026
RBI remains on track for 8%+ organic Adjusted Operating Income growth in 2026

Miami, May 6, 2026 - Restaurant Brands International Inc. (“RBI”) (NYSE: QSR) (TSX: QSR) (TSX: QSP) today reported financial results for the first quarter ended March 31, 2026. Josh Kobza, Chief Executive Officer of RBI commented, "We delivered a strong start to the year, converting solid topline results into double-digit earnings growth while returning capital to shareholders through the resumption of share repurchases and our growing dividend. Tim Hortons and International each delivered their 20th consecutive quarter of positive comparable sales. And at Burger King, our results reflect several years of hard work by our franchisees and teams to elevate the guest experience, driving stronger engagement and clear outperformance. We're executing against the plan we laid out during our Investor Day in February and remain confident in the path ahead."

Consolidated Operational and Financial Highlights
(in US$ millions, except per share and ratio data, unaudited)

	Three Months Ended March 31,
Operational Highlights	2026	2025
System-wide Sales Growth (a)	6.2%	2.8%
System-wide Sales (a)	$11,510	$10,496
Comparable Sales	3.2%	0.1%
Net Restaurant Growth	2.6%	3.3%
System Restaurant Count at Period End	32,985	32,149

GAAP Financials
Total Revenues	$2,264	$2,109
Income from Operations	$606	$435
Income from Operations Growth	39.3%	(20.0)%
Net Income from Continuing Operations	$445	$223
Diluted Earnings per Share from Continuing Operations	$0.97	$0.49

Financial Highlights (b)
Adjusted Operating Income (AOI)	$610	$539
Organic AOI Growth	10.7%	2.6%
Adjusted EBITDA	$706	$642
Adjusted Diluted Earnings per Share (Adj. EPS)	$0.86	$0.75
Nominal Adj. EPS Growth	14.6%	3.3%
Organic Adj. EPS Growth	11.0%	9.9%
Net Leverage	4.2x	4.7x

(a)System-wide Sales Growth is calculated on a constant currency basis and therefore will not recalculate to the percentage change in System-wide Sales, which is reported on a nominal basis.
(b)Non-GAAP metrics. Please refer to "Non-GAAP Financial Measures" for further detail.

Reporting Segments
We have six operating and reportable segments, including four franchisor segments for our Tim Hortons, Burger King, Popeyes, and Firehouse Subs brands in the U.S. and Canada (“TH”, “BK”, “PLK”, and “FHS”, respectively) and a fifth franchisor segment for all of our brands in the rest of the world (“INTL”). Additionally, we have a sixth operating and reportable segment, Restaurant Holdings (“RH”), which includes the operations of Burger King restaurants acquired as part of our acquisition of Carrols Restaurant Group Inc. (the “Carrols Acquisition”), as well as our acquisition of Popeyes China (“PLK China”) (“PLK China Acquisition”) and Firehouse Subs Brazil (“FHS Brazil”) restaurants.

RBI maintains the franchisor dynamics in its TH, BK, PLK, FHS, and INTL segments (“Five Franchisor Segments”) to report results consistent with how the business will be managed long-term. This approach reflects RBI’s intent to refranchise the vast majority of the Carrols Burger King restaurants and to find new partners for PLK China and FHS Brazil and sunset the RH segment. RH results include Company restaurant sales and expenses, including expenses associated with royalties, rent, and advertising. These expenses are recognized, as applicable, as revenues in the respective franchisor segments (BK for the Carrols Burger King restaurants and INTL for PLK China and FHS Brazil restaurants) and eliminated upon consolidation.

Items Affecting Comparability
Burger King China
On February 14, 2025, we acquired substantially all of the remaining equity interests in Burger King China ("BK China") from our former joint venture partners (the “BK China Acquisition”). For 2025, BK China was classified as held for sale and reported as discontinued operations. As such, for 2025, results for BK China were not recognized in the INTL segment. However, BK China KPIs continued to be included in our INTL segment KPIs.

On January 30, 2026, we established a joint venture with CPE Alder Investment Limited, a fund managed by CPE ("CPE"), with respect to the operations of BK China (such joint venture, the “BK China JV”). CPE invested $350 million of primary capital into the BK China JV. Following the transaction, we hold an approximately 17% equity interest in the BK China JV and hold a seat on its Board of Directors. Upon closing of the transaction, we deconsolidated BK China and began accounting for our interest in the BK China JV under the equity method of accounting and recognizing franchise revenue, primarily related to royalties, in our INTL segment.

2026 Convention Timing Impact on Franchise and Property Results
In 2025, PLK and INTL hosted conventions in Q2, BK and FHS hosted conventions in Q3, and TH did not host a convention. In 2026, PLK and FHS will host conventions in Q3, TH and BK will host conventions in Q4, and INTL will not host a convention. Convention-related revenues and expenses are recognized in each segment's Franchise and property revenues and Segment F&P expenses, respectively, and have an immaterial net AOI impact.

Supplemental Disclosures
Please review the Trending Schedules posted on the RBI Investor Relations webpage under "Financial Information" for additional disclosures, including:
•Home Market and International KPIs by Brand and Company Restaurant Count by Segment;
•Segment Results with Disaggregated Franchise and Property Revenues (Royalties, Property Revenue and Franchise Fees and Other Revenue);
•Intersegment Revenue and Expense Eliminations;
•Burger King US "Reclaim the Flame" Expenditures by Quarter; and
•RH Burger King Carrols Restaurant-Level EBITDA Margins.

TH Segment Results	Three Months Ended March 31,
(in US$ millions, unaudited)	2026	2025

System-wide Sales Growth (a)	2.4%	0.0%
System-wide Sales (a)	$1,738	$1,631
Comparable Sales	1.6%	(0.1)%
Comparable Sales - Canada	1.5%	0.1%
Net Restaurant Growth	1.0%	0.4%
System Restaurant Count at Period End	4,569	4,523

Supply chain sales	$686	$611
Company restaurant sales	$10	$10
Franchise and property revenues	$233	$219
Advertising revenues and other services	$69	$64
Total revenues	$997	$903

Supply chain cost of sales	$564	$496
Company restaurant expenses	$9	$9
Segment F&P expenses	$82	$78
Advertising expenses and other services	$82	$66
Segment G&A	$34	$37
Adjustments:
Cash distributions received from equity method investments	$3	$3
Adjusted Operating Income	$229	$220

(a) System-wide Sales Growth is calculated on a constant currency basis and therefore will not recalculate to the percentage change in System-wide Sales, which is reported on a nominal basis.
The increase in Total revenues was primarily driven by higher Supply chain sales due to increases in commodity prices and CPG net sales. Results also reflect a $36 million favorable FX Impact. Excluding the FX Impact, Total revenues increased by $57 million.

The increase in Adjusted Operating Income was primarily driven by a $9 million favorable FX Impact. Excluding the FX Impact, Adjusted Operating Income remained relatively flat, primarily reflecting the timing of marketing-related expenditures.

BK Segment Results	Three Months Ended March 31,
(in US$ millions, unaudited)	2026	2025

System-wide Sales Growth	5.5%	(1.7)%
System-wide Sales	$2,853	$2,700
Comparable Sales	5.8%	(1.3)%
Comparable Sales - US	5.8%	(1.1)%
Net Restaurant Growth	(0.9)%	(1.1)%
System Restaurant Count at Period End	7,001	7,062

Company restaurant sales	$46	$60
Franchise and property revenues (a)	$178	$168
Advertising revenues and other services (b)	$140	$129
Total revenues	$365	$356

Company restaurant expenses	$43	$55
Segment F&P expenses	$34	$31
Advertising expenses and other services	$141	$132
Segment G&A	$32	$36
Adjusted Operating Income	$115	$103
(a)Franchise and property revenues include intersegment revenues with RH consisting of royalties and rent of $27 million during the three months ended March 31, 2026 and 2025, which are eliminated in consolidation.
(b)Advertising revenues and other services include intersegment revenues with RH consisting of advertising contributions and tech fees of $21 million and $20 million during the three months ended March 31, 2026 and 2025, respectively, which are eliminated in consolidation.

As a reminder, BK segment results are presented consistently with our franchisor model. As such, results include intersegment Franchise and property revenues and Advertising revenues and other services from the Carrols Burger King restaurants included in RH (as footnoted above).

Burger King US Reclaim the Flame
Burger King is executing its multi-year "Reclaim the Flame" plan to accelerate sales growth and drive franchisee profitability. This plan includes investing up to $700 million through year-end 2028, comprised of advertising and digital investments (which were completed in 2024) and high-quality remodels and relocations, restaurant technology, kitchen equipment, and building enhancements ("Royal Reset"). As of March 31, 2026, we have funded $189 million out of up to $550 million planned toward the Royal Reset investments.

First Quarter 2026 Results
The increase in Total revenues was primarily driven by the increase in System-wide Sales, partially offset by the net impact of refranchisings.

The increase in Adjusted Operating Income was primarily driven by the increase in System-wide Sales and a decrease in Segment G&A primarily due to lower compensation-related expenses.

PLK Segment Results	Three Months Ended March 31,
(in US$ millions, unaudited)	2026	2025

System-wide Sales Growth	(3.9)%	(2.4)%
System-wide Sales	$1,421	$1,475
Comparable Sales	(6.5)%	(4.0)%
Comparable Sales - US	(6.5)%	(4.0)%
Net Restaurant Growth	1.2%	3.0%
System Restaurant Count at Period End	3,559	3,516

Company restaurant sales	$44	$46
Franchise and property revenues	$74	$78
Advertising revenues and other services	$72	$69
Total revenues	$190	$194

Company restaurant expenses	$38	$39
Segment F&P expenses	$3	$2
Advertising expenses and other services	$74	$72
Segment G&A	$18	$21
Adjusted Operating Income	$57	$60

The decrease in Total revenues was primarily driven by the decline in System-wide Sales. The decrease in Adjusted Operating Income was primarily driven by the decline in System-wide Sales, partially offset by a decrease in Segment G&A primarily due to lower compensation-related expenses.

FHS Segment Results	Three Months Ended March 31,
(in US$ millions, unaudited)	2026	2025

System-wide Sales Growth	7.2%	7.3%
System-wide Sales	$347	$322
Comparable Sales	(0.5)%	0.6%
Comparable Sales - US	0.3%	0.3%
Net Restaurant Growth	8.1%	5.9%
System Restaurant Count at Period End	1,461	1,352

Company restaurant sales	$12	$11
Franchise and property revenues	$28	$26
Advertising revenues and other services	$20	$17
Total revenues	$60	$54

Company restaurant expenses	$10	$9
Segment F&P expenses	$2	$2
Advertising expenses and other services	$21	$17
Segment G&A	$13	$14
Adjusted Operating Income	$14	$11

The increase in Total revenues and Adjusted Operating Income was primarily driven by the increase in System-wide Sales.

INTL Segment Results	Three Months Ended March 31,
(in US$ millions, unaudited)	2026	2025

System-wide Sales Growth (a)	11.1%	8.6%
System-wide Sales (a)	$5,152	$4,368
Comparable Sales	5.7%	2.6%
Comparable Sales - INTL - Burger King	5.4%	2.7%
Net Restaurant Growth	4.5%	6.2%
System Restaurant Count at Period End	16,395	15,696

Franchise and property revenues	$235	$199
Advertising revenues and other services	$18	$18
Total revenues	$254	$218

Segment F&P expenses	$(14)	$5
Advertising expenses and other services	$21	$23
Segment G&A	$51	$52
Adjusted Operating Income	$196	$138

(a) System-wide Sales Growth is calculated on a constant currency basis and therefore will not recalculate to the percentage change in System-wide Sales, which is reported on a nominal basis.

The increase in Total revenues was primarily driven by higher royalty revenues from Burger King and Popeyes restaurants resulting from the increase in System-wide Sales, as well as the resumption of royalty revenues from BK China. Results also reflect a favorable FX Impact of $15 million. Excluding the FX Impact, Total revenues increased by $21 million.
The increase in Adjusted Operating Income was driven by revenue growth and a decrease in Segment F&P expenses driven by net bad debt recoveries in the current year compared to net bad debt expense in the prior year. Results also reflect a favorable FX Impact of $9 million. Excluding the FX Impact, Adjusted Operating Income increased by $49 million.

RH Segment Results	Three Months Ended March 31,
(in US$ millions, unaudited)	2026	2025

System-wide Sales	$448	$426
System-wide Sales - BK US	$438	$423
System-wide Sales - INTL	$10	$3
Comparable Sales	4.3%	(1.0)%
Comparable Sales - BK US	4.3%	(1.0)%
System Restaurant Count at Period End	1,089	1,039
System Restaurant Count at Period End - BK US	995	1,015
System Restaurant Count at Period End - INTL	94	24

Total Revenues	$448	$432

Food, beverage and packaging costs	$133	$121
Restaurant wages and related expenses	$146	$145
Restaurant occupancy and other expenses (a)	$122	$114
Company restaurant expenses	$401	$379
Advertising expenses and other services (b)	$23	$21
Segment G&A	$24	$24
Adjusted Operating Income (Loss)	$(1)	$7

Note: RH KPIs are shown consistently with RBI’s reporting calendar, but in 2025, results from BK Carrols restaurants in the statement of operations are shown consistently with Carrols reporting calendar which for the first quarter was from December 30, 2024 to March 30, 2025.
(a)Restaurant occupancy and other expenses include intersegment royalties and property expense of $28 million and $27 million during the three months ended March 31, 2026 and 2025, respectively, which are eliminated in consolidation.
(b)Advertising expenses and other services include intersegment advertising expenses and tech fees of $21 million and $20 million during the three months ended March 31, 2026 and 2025, respectively, which are eliminated in consolidation.

The RH segment includes results from (i) Burger King restaurants acquired as part of the Carrols Acquisition and (ii) PLK China and FHS Brazil restaurants. RBI is actively working to refranchise the Carrols Burger King restaurants, and as a result, RH segment results reflect the impact of refranchisings as well as incremental investments in the PLK China and FHS Brazil start-up businesses.
The increase in Total revenues was primarily driven by an increase in BK US Comparable Sales and an increase in PLK China restaurant count, partially offset by BK US refranchisings.

The decrease in Adjusted Operating Income (Loss) was primarily driven by Company restaurant expenses related to scaling our international start-up businesses and an increase in depreciation and amortization expense in BK US.

Cash and Liquidity
The RBI Board of Directors has declared a dividend of $0.65 per common share and partnership exchangeable unit of RBI LP for the second quarter of 2026. The dividend will be payable on July 7, 2026 to shareholders and unitholders of record at the close of business on June 23, 2026.

On August 6, 2025, our Board of Directors approved a share repurchase program authorizing the repurchase of up to $1,000 million of our common shares from September 15, 2025 through September 30, 2027. For the three months ended March 31, 2026, we repurchased 463,442 of our common shares for $34 million. Of these repurchases, 21,669 had not yet settled as of March 31, 2026 and therefore were not retired at that date. As of March 31, 2026, we had $966 million remaining under the new share repurchase authorization.

Subsequent Events
Subsequent to March 31, 2026 through April 30, 2026, we repurchased 337,204 of our common shares for $26 million and as of April 30, 2026 had $940 million remaining under the share repurchase authorization.

2026 Financial Guidance
For 2026, RBI expects:
•Segment G&A (excluding RH) for 2026 between $600 million and $620 million;
•RH AOI of approximately $10 to $20 million;
•Adjusted Interest Expense, net between $500 million and $520 million; and
•Consolidated capital expenditures, tenant inducements and incentives (including RH), or "Total Capex and Cash Inducements" of around $400 million.
Long-Term Algorithm
RBI continues to expect the following long-term consolidated performance on average, from 2024 to 2028:
•3%+ Comparable Sales; and
•8%+ organic Adjusted Operating Income growth.
In addition, the Company continues to expect to reach 5%+ Net Restaurant Growth towards the end of its algorithm period.

Investor Conference Call
We will host an investor conference call and webcast at 8:30 a.m. Eastern Time on Wednesday, May 6, 2026, to review financial results for the first quarter ended March 31, 2026. The earnings call will be broadcast live via our investor relations website at http://rbi.com/investors and a replay will be available for a limited time following the release. The dial-in number is (833) 470-1428 for U.S. callers, (833) 950-0062 for Canadian callers, and (929) 526-1599 for callers from other countries. For all dial-in numbers please use the following access code: 297863.

Contacts
Investors: investor@rbi.com
Media: media@rbi.com

About Restaurant Brands International Inc.
Restaurant Brands International Inc. is one of the world's largest quick service restaurant companies with nearly $48 billion in annual system-wide sales and roughly 33,000 restaurants in more than 120 countries and territories. RBI owns four of the world’s most prominent and iconic quick service restaurant brands – TIM HORTONS®, BURGER KING®, POPEYES®, and FIREHOUSE SUBS®. These independently operated brands have been serving their respective guests, franchisees and communities for decades. Through its Restaurant Brands for Good framework, RBI is improving sustainable outcomes related to its food, the planet, and people and communities.
RBI’s principal executive offices are in Miami, Florida. In North America, RBI’s brands are headquartered in their home markets where they were founded decades ago: Canada for Tim Hortons and the U.S. for Burger King, Popeyes and Firehouse Subs. To learn more about RBI, please visit the company’s website at www.rbi.com.

Forward-Looking Statements
This press release and our investor conference call contain certain forward-looking statements and information, which reflect management's current beliefs and expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties.

These forward-looking statements include statements about our expectations or beliefs regarding (i) the impact of macroeconomic pressures and currency fluctuations on our and our franchisees’ results of operations and business; (ii) our remodel program and refranchising efforts; (iii) future share repurchases; (iv) leverage and free cash flow, including our path to achieving investment-grade status; (v) our and our franchisees' future operational and financial performance; (vi) certain tax matters, including our estimates with respect to tax matters and their impact on future periods, and any costs associated with contesting tax liabilities; (vii) our future financial obligations, including capital expenditures and dividend payments; (viii) long-term partners for Popeyes China and FHS Brazil; (ix) refranchising of stores acquired in the Carrols Acquisition; (x) commodity prices; (xi) certain accounting matters, including the impact of changes in accounting standards and the assumptions underlying our critical accounting estimates; and (xii) our growth opportunities, plans and strategies for each of our brands and ability to enhance operations and drive long-term, sustainable growth. The factors that could cause actual results to differ materially from RBI’s expectations are detailed in filings of RBI with the Securities and Exchange Commission and applicable Canadian securities regulatory authorities, such as its annual and quarterly reports and current reports on Form 8-K, and include the following: (1) the effectiveness of our marketing, advertising and digital programs and franchisee support of these programs; (2) increased commodities prices; (3) significant and rapid fluctuations in interest rates and in the currency exchange markets and the effectiveness of our hedging activity; (4) changes in applicable tax laws or interpretations thereof, and our ability to accurately interpret and predict the impact of such changes or interpretations on our financial condition and results; (5) our supply chain operations; (6) our reliance on franchisees, including subfranchisees, to accelerate restaurant growth; (7) our relationship with, and the success of, our franchisees and risks related to our franchised business model; (8) our franchisees' financial stability and their ability to access and maintain the liquidity necessary to operate their businesses; (9) evolving legislation and regulations in the area of franchise and labor and employment law; (10) global economic or other business conditions that may affect the desire or ability of our guests to purchase our products, such as inflationary pressures, high unemployment levels, declines in median income growth, consumer confidence and consumer discretionary spending and changes in consumer perceptions of dietary health and food safety; (11) our ability to identify and successfully consummate agreements with new partners for PLK China and FHS Brazil when we plan to do so, and our ability to subsequently sunset the RH segment; (12) the ability to access liquidity under our credit facilities and derivatives, including counterparty risks; (13) our indebtedness, which could adversely affect our financial condition and prevent us from fulfilling our obligations; (14) tariffs and their impact on economic conditions or our business; (15) our ownership and leasing of real estate; (16) our ability to successfully estimate the impact of certain accounting matters, including changes to factors underlying our critical accounting estimates and the price and pace of refranchisings; and (17) risks related to unforeseen events, such as natural disasters or pandemics.

RESTAURANT BRANDS INTERNATIONAL INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In millions of U.S. dollars, except per share data, Unaudited)

	Three Months Ended March 31,
	2026	2025
Revenues:
Supply chain sales	$686	$611
Company restaurant sales	559	558
Franchise and property revenues	722	663
Advertising revenues and other services	297	277
Total revenues	2,264	2,109
Operating costs and expenses:
Supply chain cost of sales	564	496
Company restaurant expenses	477	468
Franchise and property expenses	119	130
Advertising expenses and other services	341	311
General and administrative expenses	180	191
(Income) loss from equity method investments	(2)	(5)
Other operating expenses (income), net	(21)	83
Total operating costs and expenses	1,658	1,674
Income from operations	606	435
Interest expense, net	123	130
Income from continuing operations before income taxes	483	305
Income tax expense from continuing operations	38	82
Net income from continuing operations	445	223
Net loss from discontinued operations (net of tax of $0)	—	2
Net income	445	221
Net income attributable to noncontrolling interests	107	62
Net income attributable to common shareholders	$338	$159

Earnings per common share
Basic net income per share from continuing operations	$0.98	$0.49
Basic net loss per share from discontinued operations	$—	$0.00
Basic net income per share	$0.98	$0.49

Diluted net income per share from continuing operations	$0.97	$0.49
Diluted net loss per share from discontinued operations	$—	$0.00
Diluted net income per share	$0.97	$0.49

Weighted average shares outstanding (in millions):
Basic	347	326
Diluted	459	456

RESTAURANT BRANDS INTERNATIONAL INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In millions of U.S. dollars, except share data, Unaudited)

	As of
	March 31, 2026	December 31, 2025
ASSETS
Current assets:
Cash and cash equivalents	$1,012	$1,163
Accounts and notes receivable, net of allowance of $37 and $54, respectively	767	794
Inventories, net	203	205
Prepaids and other current assets	172	179
Assets held for sale - discontinued operations	—	489
Total current assets	2,154	2,830
Property and equipment, net of accumulated depreciation and amortization of $1,273 and $1,245, respectively	2,261	2,303
Operating lease assets, net	1,972	1,961
Intangible assets, net	11,079	11,190
Goodwill	6,251	6,306
Other assets, net	1,163	1,025
Total assets	$24,880	$25,615
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts and drafts payable	$813	$866
Other accrued liabilities	1,099	1,271
Gift card liability	191	249
Current portion of long-term debt and finance leases	75	68
Liabilities held for sale - discontinued operations	—	437
Total current liabilities	2,178	2,891
Long-term debt, net of current portion	13,228	13,250
Finance leases, net of current portion	253	261
Operating lease liabilities, net of current portion	1,916	1,900
Other liabilities, net	931	1,034
Deferred income taxes, net	1,083	1,120
Total liabilities	19,589	20,456
Shareholders’ equity:
Common shares, no par value; unlimited shares authorized at March 31, 2026 and December 31, 2025; 347,325,114 shares issued and outstanding at March 31, 2026; 346,323,165 shares issued and outstanding at December 31, 2025	2,902	2,859
Retained earnings	1,903	1,795
Accumulated other comprehensive income (loss)	(1,062)	(1,020)
Total Restaurant Brands International Inc. shareholders’ equity	3,743	3,634
Noncontrolling interests	1,548	1,525
Total shareholders’ equity	5,291	5,159
Total liabilities and shareholders’ equity	$24,880	$25,615

RESTAURANT BRANDS INTERNATIONAL INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In millions of U.S. dollars, Unaudited)

	Three Months Ended March 31,
	2026	2025
Cash flows from operating activities:
Net income	$445	$221
Net loss from discontinued operations	—	2
Net income from continuing operations	445	223
Depreciation and amortization	78	71
Amortization of deferred financing costs and debt issuance discount	6	6
(Income) loss from equity method investments	(2)	(5)
(Gain) loss on remeasurement of foreign denominated transactions	(30)	75
Net (gains) losses on derivatives	(41)	(51)
Share-based compensation and non-cash incentive compensation expense	35	48
Deferred income taxes	(49)	15
Other non-cash adjustments, net	(11)	11
Changes in current assets and liabilities, excluding acquisitions and dispositions:
Accounts and notes receivable	30	15
Inventories and prepaids and other current assets	(5)	(39)
Accounts and drafts payable	(42)	(51)
Other accrued liabilities and gift card liability	(176)	(187)
Tenant inducements paid to franchisees	(8)	(6)
Changes in other long-term assets and liabilities	(3)	(7)
Net cash provided by operating activities from continuing operations	227	118
Cash flows from investing activities:
Payments for additions of property and equipment	(58)	(64)
Net proceeds from disposal of assets, restaurant closures, and refranchisings	21	10
Net payments for acquisition of franchised restaurants, net of cash acquired	—	(151)
Settlement/sale of derivatives, net	16	21
Other investing activities, net	(12)	—
Net cash used for investing activities from continuing operations	(33)	(184)
Cash flows from financing activities:
Repayments of long-term debt and finance leases	(28)	(33)
Payment of common share dividends and Partnership exchangeable unit distributions	(283)	(262)
Repurchase of common shares	(32)	—
Proceeds from stock option exercises	28	13
Proceeds from derivatives	10	17
Other financing activities, net	(1)	—
Net cash used for financing activities from continuing operations	(306)	(265)
Net cash used for discontinued operations	(27)	(26)
Effect of exchange rates on cash and cash equivalents	(3)	3
(Decrease) increase in cash and cash equivalents, including cash classified as assets held for sale - discontinued operations	(142)	(354)
Increase in cash classified as assets held for sale - discontinued operations	(9)	(81)
(Decrease) increase in cash and cash equivalents	(151)	(435)
Cash and cash equivalents at beginning of period	1,163	1,334
Cash and cash equivalents at end of period	$1,012	$899
Supplemental cash flow disclosures:
Interest paid	$137	$153
Income taxes paid, net	$137	$190
Accruals for additions of property and equipment	$28	$18

RESTAURANT BRANDS INTERNATIONAL INC. AND SUBSIDIARIES
Key Operating Metrics and Non-GAAP Financial Measures

Key Operating Metrics
Key performance indicators (“KPIs”) are shown for RBI's Five Franchisor Segments. The KPIs for the Carrols Burger King restaurants are included in the BK segment and KPIs for the PLK China, BK China, and FHS Brazil restaurants are included in the INTL segment.
•System-wide Sales Growth refers to the percentage change in sales at all franchised restaurants and company restaurants (referred to as System-wide Sales) in one period from the same period in the prior year on a constant currency basis, which means the results exclude the effect of foreign currency translation ("FX Impact"). We calculate the FX Impact by translating prior year results at current year monthly average exchange rates. System-wide Sales is reported on a nominal basis.
•Comparable Sales refers to the percentage change in restaurant sales in one period from the same prior year period on a constant currency basis for restaurants that have been open for an initial consecutive period, typically at least 13 months. Additionally, if a restaurant is closed for a significant portion of a month, the restaurant is excluded from the monthly Comparable Sales calculation.
•Unless otherwise stated, System-wide Sales Growth, System-wide Sales and Comparable Sales are presented on a system-wide basis, which means they include franchised restaurants and company restaurants. System-wide results are driven by our franchised restaurants, as over 95% of system-wide restaurants are franchised. Franchise sales represent sales at all franchised restaurants and are revenues to our franchisees. We do not record franchise sales as revenues; however, our royalty revenues and advertising fund contributions are calculated based on a percentage of franchise sales.
•Net Restaurant Growth refers to the net change in restaurant count (openings, net of permanent closures) over a trailing twelve month period, divided by the restaurant count at the beginning of the trailing twelve month period. In determining whether a restaurant meets our definition of a restaurant that will be included in our Net Restaurant Growth, we consider factors such as scope of operations, format and image, separate franchise agreement, and minimum sales thresholds. We refer to restaurants that do not meet our definition as “alternative formats” and we believe these are helpful to build brand awareness, test new concepts and provide convenience in certain markets.
•Total Capex and Cash Inducements refers to the sum of payments for additions to property and equipment, tenant inducements paid to franchisees, other cash inducements (included in changes in other long-term assets and liabilities), and increase (decrease) in accruals for additions to property and equipment.
These metrics are important indicators of the overall direction of our business, including trends in sales and the effectiveness of each brand’s marketing, operations and growth initiatives. Total Capex and Cash Inducements is an indicator of the capital intensity of our business.
Non-GAAP Financial Measures
Below, we define non-GAAP financial measures, provide a reconciliation of each measure to the most directly comparable financial measure calculated in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), and discuss the reasons why we believe this information is useful to management and may be useful to investors. These measures do not have standardized meanings under GAAP and may differ from similarly captioned measures of other companies in our industry. We believe that these non-GAAP measures are useful to investors in assessing our operating performance and liquidity. By disclosing these non-GAAP measures, we intend to provide investors with a consistent comparison of our operating results and trends for the periods presented.
AOI represents Income from operations adjusted to exclude (i) franchise agreement and reacquired franchise right intangible asset amortization as a result of acquisition accounting, (ii) (income) loss from equity method investments, net of cash distributions received from equity method investments, (iii) other operating expenses (income), net and, (iv) income/expenses from non-recurring projects and non-operating activities. For the periods referenced, income/expenses from non-recurring projects and non-operating activities included (i) non-recurring fees and expenses, consisting primarily of professional fees, compensation-related expenses, and integration costs, incurred in connection with (a) the Carrols Acquisition, the PLK China Acquisition, and the BK China Acquisition and (b) the anticipated refranchising of restaurants held in the RH segment, primarily those acquired in the Carrols Acquisition, in connection with the sunset of the RH segment announced in February 2026 ("RH and BK China Transaction costs") and (ii) non-operating costs from professional advisory and consulting services associated with certain transformational corporate restructuring initiatives that rationalize our structure and optimize cash movements as well as services related to significant tax reform legislation and regulations ("Corporate restructuring and advisory fees"). Management believes that these types of expenses are either not related to our underlying profitability drivers or not likely to reoccur in the foreseeable future, and the varied timing, size, and nature of these projects may cause volatility in our results unrelated to the performance of our core business that does not reflect trends of our core operations. AOI is used by management to measure operating performance of the business, excluding these non-cash and other specifically identified items. AOI, as defined above, also represents our measure of segment income for each of our operating segments.
Adjusted EBITDA is defined as earnings (net income or loss from continuing operations) before interest expense, net, (gain) loss on early extinguishment of debt, income tax expense (benefit) from continuing operations, and depreciation and amortization excluding (i) the non-cash impact of share-based compensation and non-cash incentive compensation expense, (ii) (income) loss from equity method investments, net of cash distributions received from equity method investments, (iii) other operating expenses (income), net, and (iv) income or expense from non-recurring projects and non-operating activities (as described above) and is used by management to measure leverage.
Segment G&A is defined as general and administrative expenses excluding RH and BK China Transaction costs and Corporate restructuring and advisory fees. Segment G&A (excluding RH) is defined as Segment G&A for our Five Franchisor Segments.
Segment F&P Expenses is defined as franchise and property expenses excluding franchise agreement amortization ("FAA") and reacquired franchise rights amortization as a result of acquisition accounting.
Adjusted Net Income is defined as Net income from continuing operations excluding (i) franchise agreement and reacquired franchise right intangible asset amortization as a result of acquisition accounting, (ii) amortization of deferred financing costs and debt issuance discount, (iii) loss on early extinguishment of debt and interest expense, which represents non-cash interest expense related to amounts reclassified from accumulated comprehensive income (loss) into interest expense in connection with restructured interest rate swaps, (iv) (income) loss from equity method investments, net of cash distributions received from equity method investments, (v) other operating expenses (income), net, and (vi) income or expense from non-recurring projects and non-operating activities (as described above).
Adjusted Interest Expense, net is defined as interest expense, net less (i) amortization of deferred financing costs and debt issuance discount and (ii) non-cash interest expense related to amounts reclassified from accumulated comprehensive income (loss) into interest expense in connection with restructured interest rate swaps.
Adjusted Diluted EPS is calculated by dividing Adjusted Net Income by the weighted average diluted shares outstanding of RBI during the reporting period. Adjusted Net Income and Adjusted Diluted EPS are used by management to evaluate the operating performance of the business, excluding certain non-cash and other specifically identified items that management believes are not relevant to management’s assessment of operating performance.
Net Debt is defined as Total debt less cash and cash equivalents. Total debt is defined as long-term debt, net of current portion plus (i) Finance leases, net of current portion, (ii) Current portion of long-term debt and finance leases and (iii) Unamortized deferred financing costs and deferred issue discount. Net Debt is used by management to evaluate the Company's liquidity. We believe this measure is an important indicator of the Company's ability to service its debt obligations.
Net Leverage is defined as Net Debt divided by Adjusted EBITDA. This metric is an operating performance measure that we believe provides investors a more complete understanding of our leverage position and borrowing capacity after factoring in cash and cash equivalents that eventually could be used to repay outstanding debt.
Revenue growth, Income from Operations growth, Adjusted Operating Income growth, Net Income growth, Adjusted EBITDA growth, Adjusted Net Income growth and Adjusted Diluted EPS growth on an organic basis, are non-GAAP measures that exclude the impact of FX movements and the results of our RH segment. With respect to Adjusted Diluted EPS, growth on an organic basis also excludes the impact of incremental debt incurred as part of the Carrols transaction. Management believes that organic growth is an important metric for measuring the operating performance of our business as it helps identify underlying business trends, without distortion from the effects of FX movements and the RH segment given the Company's plans to refranchise the vast majority of the Carrols Burger King restaurants and to find a new partner for PLK China and new investors for FHS Brazil and sunset the RH segment. We calculate the impact of FX movements by translating prior year results at current year monthly average exchange rates.
Free Cash Flow ("FCF") is the total of Net cash provided by operating activities minus Payments for property and equipment. FCF is a liquidity measure used by management as one factor in determining the amount of cash that is available for working capital needs or other uses of cash and it does not represent residual cash flows available for discretionary expenditures.
We are not currently able to reconcile our forward-looking non-GAAP measures because we cannot predict the timing and amounts of certain important components of estimated operating income and general and administrative expenses, including the impact of equity method investments and other operating expenses or income from non-recurring projects and non-operating activities, which could significantly impact GAAP results.

RESTAURANT BRANDS INTERNATIONAL INC. AND SUBSIDIARIES
Non-GAAP Financial Measures | Organic Growth
(In millions of U.S dollars, except per share data, Unaudited)

	Three Months Ended March 31,		Variance		RH Impact	FX Impact	Organic Growth
	2026	2025	$	%	$	$	$	%
Revenue
TH	$997	$903	$93	10.3%	$—	$36	$57	6.1%
BK	365	356	9	2.4%	—	1	8	2.3%
PLK	190	194	(4)	(2.0)%	—	—	(4)	(2.1)%
FHS	60	54	6	10.9%	—	—	6	10.7%
INTL	254	218	36	16.5%	—	15	21	9.1%
RH	448	432	16	3.7%	16	—	—	—%
Elimination of intersegment revenues (a)	(48)	(48)	(1)	1.6%	(1)	—	—	—%
Total Revenues	$2,264	$2,109	$155	7.4%	$15	$52	$88	5.0%

Income from Operations	$606	$435	$171	39.3%	$(10)	$12	$169	37.8%
Net Income from Continuing Operations	$445	$223	$222	99.6%	$(11)	$11	$223	95.4%

Adjusted Operating Income (Loss)
TH	$229	$220	$8	3.8%	$—	$9	$(1)	(0.4)%
BK	115	103	12	11.9%	—	—	12	11.7%
PLK	57	60	(3)	(5.1)%	—	—	(3)	(5.5)%
FHS	14	11	3	26.3%	—	—	3	26.0%
INTL	196	138	57	41.4%	—	9	49	33.1%
RH	(1)	7	(8)	NM	(8)	—	—	NM
Adjusted Operating Income	$610	$539	$70	13.0%	$(8)	$18	$60	10.7%

Adjusted EBITDA	$706	$642	$64	10.0%	$0	$20	$44	6.8%

Adjusted Net Income	$396	$343	$53	15.3%	$(6)	$16	$42	11.7%
Adjusted Diluted Earnings per Share	$0.86	$0.75	$0.11	14.6%	$(0.01)	$0.04	$0.09	11.0%

(a)Represents elimination of intersegment revenues that consists of royalties, property and advertising and other services revenue recognized by BK and INTL from intersegment transactions with RH.
Note: Totals, variances, and percentage changes may not recalculate due to rounding.

RESTAURANT BRANDS INTERNATIONAL INC. AND SUBSIDIARIES
Non-GAAP Financial Measures
Reconciliation of Net Leverage, Free Cash Flow, and Capex and Cash Inducements
(In millions of U.S dollars, except ratio, Unaudited)

	As of
Net Leverage	March 31, 2026	March 31, 2025
Long-term debt, net of current portion	$13,228	$13,441
Finance leases, net of current portion	253	280
Current portion of long-term debt and finance leases	75	218
Unamortized deferred financing costs and deferred issuance discount	84	111
Total debt	13,640	14,050

Cash and cash equivalents	1,012	899
Net debt	12,628	13,151

LTM Net Income from continuing operations	1,423	1,340
Net Income from continuing operations Net leverage	8.9x	9.8x

LTM Adjusted EBITDA (a)	3,034	2,799
Net Leverage	4.2x	4.7x
(a)Adjusted EBITDA includes Adjusted EBITDA from RH beginning May 16, 2024.

Free Cash Flow	Three Months Ended March 31,			Twelve Months Ended December 31,		Twelve Months Ended March 31,
	2026	2025	2024	2025	2024	2026	2025
Calculation:	A	B	C	D	E	A + D - B	B + E - C
Net cash provided by operating activities	$227	$118	$148	$1,714	$1,503	$1,823	$1,473
Payments for additions of property and equipment	(58)	(64)	(26)	(265)	(201)	(259)	(239)
Free Cash Flow	$169	$54	$122	$1,449	$1,302	$1,564	$1,234

	Three Months Ended March 31,
Capex and Cash Inducements	2026	2025
Payments for additions of property and equipment	$58	$64
Tenant inducements paid to franchisees	8	6
Other cash inducements (incl. in changes in other long-term assets and liabilities)	13	9
Increase (decrease) in accruals for additions to property and equipment	(26)	(32)
Total Capex and Cash Inducements	$53	$47

RESTAURANT BRANDS INTERNATIONAL INC. AND SUBSIDIARIES
Non-GAAP Financial Measures| Reconciliations
(In millions of U.S dollars, except per share data, Unaudited)

Net income from continuing operations to Income from Operations to Adjusted Operating Income to Adjusted EBITDA

	Three Months Ended March 31,			Twelve Months Ended December 31,		Twelve Months Ended March 31,
	2026	2025	2024	2025	2024	2026	2025
	A	B	C	D	E	A + D - B	B + E - C
Net income from continuing operations	$445	$223	$328	$1,201	$1,445	$1,423	$1,340
Income tax expense (benefit) from continuing operations(3)	38	82	68	483	364	439	378
Loss on early extinguishment of debt	—	—	—	2	33	2	33
Interest expense, net	123	130	148	516	577	509	559
Income from operations	606	435	544	2,202	2,419	2,373	2,310
Franchise agreement and reacquired franchise rights amortization (FAA)	16	16	8	65	53	65	61
RH and BK China Transaction costs	6	6	4	37	22	37	24
Corporate restructuring and advisory fees	2	1	2	14	20	15	19
Impact of equity method investments(2)	1	(2)	—	5	(53)	8	(55)
Other operating expenses (income), net	(21)	83	(18)	261	(59)	157	42
Adjusted Operating Income	$610	$539	$540	$2,584	$2,402	$2,655	$2,401
Depreciation and amortization, excluding FAA	62	55	41	236	210	242	224
Share-based compensation and non-cash incentive compensation expense(1)	35	48	46	151	172	138	174
Adjusted EBITDA	$706	$642	$627	$2,970	$2,784	$3,034	$2,799
Net income from continuing operations to Adjusted Net Income and Adjusted Diluted EPS

	Three Months Ended March 31,
	2026	2025
Net income from continuing operations	$445	$223
Income tax expense from continuing operations(3)	38	82
Income from continuing operations before income taxes	483	305
Adjustments:
Franchise agreement and reacquired franchise rights amortization	16	16
Amortization of deferred financing costs and debt issuance discount	6	6
Interest expense and loss on extinguished debt(4)	(7)	(4)
RH and BK China Transaction costs	6	6
Corporate restructuring and advisory fees	2	1
Impact of equity method investments(2)	1	(2)
Other operating expenses (income), net	(21)	83
Total adjustments	3	106
Adjusted income before income taxes	486	411
Adjusted income tax expense(3)(5)	90	68
Adjusted net income	$396	$343
Adjusted diluted earnings per share	$0.86	$0.75
Weighted average diluted shares outstanding (in millions)	459	456
Note: Totals may not recalculate due to rounding.

RESTAURANT BRANDS INTERNATIONAL INC. AND SUBSIDIARIES
Non-GAAP Financial Measures
Footnotes to Reconciliation Tables

(1)Represents share-based compensation expense associated with equity awards for the periods indicated; also includes the portion of annual non-cash incentive compensation expense that eligible employees elected to receive or are expected to elect to receive as common equity in lieu of their 2026 and 2025 cash bonus, respectively.
(2)Represents (i) (income) loss from equity method investments and (ii) cash distributions received from our equity method investments. Cash distributions received from our equity method investments are included in Adjusted Operating Income which is our measure of segment income.
(3)The decrease in our effective tax rate was primarily due to a discrete tax benefit resulting from the revaluation of deferred tax liabilities in connection with an intra-group reorganization completed during the quarter. Subsequent to March 31, 2026, we completed an intra-group reorganization and expect to record another discrete income tax benefit of approximately $170 million in the quarter ending June 30, 2026. The reorganization is expected to have a favorable impact to the full year effective tax rate but is not expected to impact the adjusted effective tax rate.
(4)Represents loss on early extinguishment of debt and interest expense. Interest expense included in this amount represents non-cash interest expense related to amounts reclassified from accumulated comprehensive income (loss) into interest expense in connection with restructured interest rate swaps.
(5)Adjusted income tax expense includes the tax impact of the non-GAAP adjustments and is calculated using our statutory tax rate in the jurisdiction in which the costs were incurred.